NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
Atlantic Station 201 17th Street, NW | Suite 1700 Atlanta, GA 30363 T 404.322.6000 F 404.322.6050 nelsonmullins.com

October 25, 2019

Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005

Re:    Issuance of Certain Shares Under Registration Statement on Form S-3
(File No. 333-221061)

Ladies and Gentlemen:

We have acted as counsel to Alimera Sciences, Inc. (the “Company”), a Delaware corporation, in connection with the sale of up to $20,000,000 of shares of the Company’s common stock plus an additional 1,363,636 shares of the Company’s common stock (collectively, the “Shares”) pursuant to the Purchase Agreement dated October 24, 2019 by and between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”). Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined as set forth in the Purchase Agreement.

In connection with the offering and sale of the Shares, the Company has prepared (a) the registration statement on Form S-3 (File No. 333-221061) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”) and effective as of November 3, 2017, (b) the prospectus dated November 3, 2017 filed by the Company with the SEC pursuant to Rule 424(b)(2) of the Securities Act (the “Base Prospectus”) and (c) the prospectus supplement dated October 25, 2019, filed by the Company with the SEC pursuant to Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | MARYLAND | MASSACHUSETTS | NEW YORK
NORTH CAROLINA | SOUTH CAROLINA | TENNESSEE | WEST VIRGINIA

Alimera Sciences, Inc.
October 25, 2019

Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinions are based upon and limited to the General Corporation Law of the State of Delaware and internal laws of the State of New York, and no opinion is expressed as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion letter, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of any of the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the consideration therefor specified in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter is rendered as of the date hereof, and we assume no obligations to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Sincerely,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP